EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron, CEO
Peter Hausback, CFO
952/930-9000

Richard G. Cinquina
Equity Market Partners
904-415-1415

Appliance Recycling Centers of America Reports Record Fourth Quarter

And Full-Year 2007 Operating Results

Minneapolis, MN—March 13, 2008—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported results for the fourth quarter and full year ended December 29, 2007.

Financial highlights for the fourth quarter of 2007 versus the year-earlier period include:

•                  Total revenues increased 55% to $30.9 million.

•                  ApplianceSmart same-store sales increased 9%.

•                  Recycling revenues quadrupled, rising to $10.9 million.

•                  Net income was $771,000 or $.17 per share, compared to the net loss of $291,000 or ($0.07) per share in the prior year’s quarter.

Fourth Quarter Financial Review

Total revenue for the fourth quarter of 2007 increased 55% to $30,881,000 from $19,930,000 in the fourth quarter of 2006. ARCA also reported net income of $771,000 or $0.17 per share for this period, a significant improvement from the net loss of $291,000 or ($0.07) per share in the fourth quarter of 2006.

Same-store sales of the 13 ApplianceSmart factory outlets that were open during the complete fourth quarters of 2007 and 2006 increased a strong 9%, while total retail sales rose 13% to $18,922,000 for the fourth quarter of 2007, reflecting the positive impact of newer factory outlets.

ApplianceSmart closed its small factory outlet in Compton, California, in October to enable this facility to better focus on its appliance recycling operation. In December, ApplianceSmart’s fourth factory outlet was opened in the Columbus, Ohio, market, which became the fifteenth store nationally.

Fourth quarter recycling revenues increased to $10,906,000 from $2,629,000 in the comparable period of 2006. This strong growth was generated by significant new appliance recycling programs in Los Angeles and Ontario, Canada, in addition to existing recycling programs in California, Wisconsin and Texas. ARCA believes the heightening interest in its appliance recycling capabilities reflects the growing commitment of North American electric utilities and government agencies to conserve energy and reduce emissions of greenhouse gases.

Full-Year 2007 Financial Results

For full-year 2007, revenues crossed the $100 million mark for the first time in ARCA’s history, rising 30% to $100,765,000 from $77,790,000 in 2006. ARCA’s earnings also hit an all-time high of $2,539,000 or $0.57 per diluted share, compared to the net loss of $1,409,000 or ($0.33) per share in 2006.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “Generated by the outstanding performances of our ApplianceSmart and appliance recycling operations, ARCA’s 2007 results were the strongest in our history. ApplianceSmart’s business is less dependent on new construction than most appliance retailers, since we focus primarily on the replacement appliance and remodeling markets. This strategy has moderated the impact of the ongoing slowdown in the nation’s residential construction sector. We believe ApplianceSmart’s fourth quarter and full year performances also reflect the effectiveness of its basic operating strategy, aimed at meeting the needs of value-conscious consumers. This becomes an even more tangible benefit in today’s challenging economic environment.”

He continued: “During the fourth quarter, ARCA’s recycling operation continued to benefit from two significant programs that were awarded earlier in the year. Under the previously announced expansion of our recycling contract with the Southern California Public Power Authority to include the Los Angeles Department of Water and Power, we are replacing and recycling 50,000 old, inefficient refrigerators owned by low-income residents in Los Angeles.  Also as previously announced, ARCA’s Canadian subsidiary, ARCA Canada Inc., received a three-year appliance recycling contract in June with the Ontario Power Authority to recycle older but working refrigerators, freezers and room air conditioners. Our other recycling operations in California, Wisconsin and Texas performed at planned levels in the fourth quarter and full year.”

As recently announced, Peter Hausback was named to the newly created position of Executive Vice President and Chief Financial Officer. He will oversee finance, investor relations, human resources, information systems and strategic planning. In addition, Hausback will manage ARCA’s utilities operation.

Cameron commented: “Peter Hausback brings to ARCA 25 years of experience in finance, operations and corporate development with various companies in the retail industry, most recently as chief financial officer of Granite City Food & Brewery. The addition of Peter significantly strengthens our executive team, further enhancing ARCA’s prospects for continued success. Supported by Peter’s capabilities and experience, I will be able to focus more of my time on strategic initiatives and development of new business.”

About ARCA
ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of March 2008, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

4th Quarter and Year-to-date 2007 Results

(000’s omitted except for share amounts)

	Three months ended		Year ended
	December 29 2007	December 30 2006	December 29 2007	December 30 2006

Revenues
Retail	$18,922	$16,718	$72,915	$65,504
Recycling	10,906	2,629	25,188	10,314
Byproduct	1,053	583	2,662	1,972
Total revenues	$30,881	$19,930	$100,765	$77,790

Cost of Revenues	21,945	14,072	67,996	54,315

Gross profit	$8,936	$5,858	$32,769	$23,475

Selling, General & Administrative Expenses	7,594	6,617	28,563	24,586
Operating income (loss)	$1,342	$(759)	$4,206	$(1,111)

Other Income (Expense)
Other income (expense)	(22)	751	(54)	758
Interest Income	3	23	21	23
Interest expense	(454)	(306)	(1,471)	(1,079)

Income (loss) before provision for income taxes	$869	$(291)	$2,702	$(1,409)

Provision for Income Taxes	98	—	163	—

Net income (loss)	$771	$(291)	$2,539	$(1,409)

Basic Income (Loss) per Common Share	$0.17	$(0.07)	$0.58	$(0.33)

Diluted Income (Loss) per Common Share	$0.17	$(0.07)	$0.57	$(0.33)

Basic Weighted Average No. of Common Shares Outstanding	4,495	4,341	4,400	4,335

Diluted Weighted Average No. of Common Shares Outstanding	4,585	4,341	4,475	4,335